EXHIBIT 4.5
AMENDMENT NO. 3
TO THE
SCIQUEST, INC.
2004 STOCK INCENTIVE PLAN
     The SciQuest, Inc. 2004 Stock Incentive Plan (the “Plan”) is hereby amended as of the Effective Date (as defined herein) as follows:
     1. Amendment Regarding Number of Reserved Shares. Section 3 of the Plan is hereby amended by deleting Section 3 in its entirety and substituting the following new Section 3 therefor:
Section 3.
Shares Subject to Stock Incentives
     The total number of Shares that may be issued pursuant to Stock Incentives under this Plan (and the total number of Shares that may be issued pursuant to the exercise of ISO’s under this Plan) shall not exceed 8,615,472, as adjusted pursuant to Section 10. Such Shares shall be reserved, to the extent that the Company deems appropriate, from authorized but unissued Shares, and from Shares which have been reacquired by the Company. Furthermore, any Shares subject to a Stock Incentive which remain after the cancellation, expiration or exchange of such Stock Incentive thereafter shall again become available for use under this Plan. Notwithstanding anything herein to the contrary, no Participant may be granted Stock Incentives covering an aggregate number of Shares in excess of 1,200,000 in any calendar year, and any Shares subject to a Stock Incentive which again become available for use under this Plan after the cancellation, expiration or exchange of such Stock Incentive thereafter shall continue to be counted in applying this calendar year Participant limitation.
2.	Effective Date. The effective date of this Amendment is August 27, 2010 (the “Effective Date”).

3.	Miscellaneous.
(a)	Capitalized terms not otherwise defined herein shall have the meanings given them in the Plan.

(b)	Except as specifically amended hereby, the Plan shall otherwise remain in full force and effect in accordance with its terms.
     IN WITNESS WHEREOF, the Company has caused this Amendment No. 3 to the SciQuest, Inc. 2004 Stock Incentive Plan to be executed as of the Effective Date.

SCIQUEST, INC.
By:	/s/ Stephen J. Wiehe
Stephen J. Wiehe, Chief Executive Officer